UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):	February 16, 2007

MFA MORTGAGE INVESTMENTS, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	1-13991	13-3974868

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

350 Park Avenue, 21st Floor, New York, New York 10022

(Address of Principal Executive Office) (Zip Code)

Registrant’s Telephone Number, Including Area Code:	(212) 207-6400

Not Applicable

(Former name or former address, if changed since last report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.	RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

MFA Mortgage Investments, Inc. (“MFA”) issued a press release, dated February 16, 2007, announcing its financial results for the year and quarter ended December 31, 2006, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information referenced in this Current Report on Form 8-K (including Exhibit 99.1 referenced in Items 7.01 and 9.01 below) is being “furnished” under “Item 2.02. Results of Operations and Financial Condition” and “Item 7.01. Regulation FD Disclosure” and, as such, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information set forth in this Current Report on Form 8-K (including Exhibit 99.1 referenced in Items 7.01 and 9.01 below) shall not be incorporated by reference into any registration statement or other document filed by MFA pursuant to the Securities Act of 1933, as amended (the “Securities Act”), except as shall be expressly set forth by specific reference in such filing.

As discussed therein, the press release contains forward-looking statements within the meaning of the Securities Act and the Exchange Act and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements relate to MFA’s current expectations and are subject to the limitations and qualifications set forth in the press release as well as in MFA’s other documents filed with the SEC, including, without limitation, that actual events and/or results may differ materially from those projected in such forward-looking statements.

ITEM 7.01.	REGULATION FD DISCLOSURE.

As discussed in Item 2.02 above, MFA issued a press release, dated February 16, 2007, announcing its financial results for the year and quarter ended December 31, 2006, the text of which is incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits.

99.1	Press Release, dated February 16, 2007, announcing MFA’s financial results for the year and quarter ended December 31, 2006.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MFA MORTGAGE INVESTMENTS, INC.

By:	/s/ Timothy W. Korth

Timothy W. Korth
General Counsel and Senior Vice President –
Business Development

Date: February 16, 2007

MFA

MORTGAGE INVESTMENTS, INC.

350 Park Avenue
New York, New York 10022

PRESS RELEASE	FOR IMMEDIATE RELEASE

February 16, 2007	NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA
800-892-7547
www.mfa-reit.com

MFA MORTGAGE INVESTMENTS, INC.
ANNOUNCES FOURTH QUARTER 2006 FINANCIAL RESULTS

          MFA Mortgage Investments, Inc. (NYSE:MFA) today reported earnings available to common stockholders of $4.4 million, or $0.06 per share of common stock, for the fourth quarter ended December 31, 2006. On December 15, 2006, MFA announced its fourth quarter dividend of $0.06 per share of common stock. The dividend was paid on January 31, 2007 to stockholders of record as of December 29, 2006.

          Stewart Zimmerman, MFA’s Chairman of the Board, Chief Executive Officer and President, said, “In early 2006, our company was faced with the prospect of tight spreads on our hybrid and adjustable-rate mortgage-backed securities (“MBS”) and continued monetary policy tightening by the U.S. Federal Reserve. In response, we generally did not reinvest the proceeds from MBS prepayments and amortization, and sold certain of our MBS that were expected to generate below market returns. By reducing both our asset base and leverage during the first half of 2006, we positioned ourselves to selectively grow our investment portfolio in the second half of 2006 as higher yielding MBS investments with more attractive spreads were identified. As a result, we are optimistic about the potential for increased earnings and dividends in 2007.”

          Mr. Zimmerman continued, “The U.S. Federal Open Market Committee (“FOMC”) has held the target federal funds rate steady at 5.25% since June 29, 2006. Prior to that, the FOMC had increased the target federal funds rate by 25 basis points at 17 consecutive meetings raising the federal funds rate from 1.00% as of June 29, 2004 to 5.25% as of June 29, 2006. Despite this prolonged period of monetary policy tightening during which the federal funds rate increased to 5.25%, the ten-year treasury rate has only increased slightly to 4.80%, resulting in an inverted yield curve. Core inflation measures continue to remain somewhat elevated relative to the U.S. Federal Reserve’s goal of 1% to 2%, although inflation pressures have begun to moderate. Considering the U.S. economy’s recent moderate growth rate and the weaker housing market, but with inflation risks still a dominant concern, future FOMC actions are presently uncertain and remain dependent on future incoming data.”

          Mr. Zimmerman stated, “In the fourth quarter of 2006, we identified attractive investment opportunities and, as a result, grew our MBS portfolio. MFA’s MBS portfolio, which had increased to $4.61 billion as of September 30, 2006, was further increased to $6.34 billion as of December 31, 2006. MFA’s leverage as measured by debt-to-equity, which had been 5.9:1 as of September 30, 2006, increased to 8.4:1 by the end of 2006.”

          Mr. Zimmerman added, “MFA’s primary focus is high quality, higher coupon hybrid and adjustable-rate MBS assets. At December 31, 2006, approximately 99% of MFA’s assets consisted of MBS issued or guaranteed by an agency of the U.S. government or a federally chartered corporation, other MBS rated “AAA” by Standard & Poor’s Corporation, MBS-related receivables and cash. The MBS in MFA’s portfolio are primarily adjustable-rate or hybrids, which have an initial fixed interest rate for a specified period of time and, thereafter, generally reset annually. The average coupon on MFA’s MBS portfolio was 6.06% as of December 31, 2006. Assuming a 25% Constant Prepayment Rate (“CPR”), approximately 46% of the MBS in MFA’s portfolio are expected to prepay or have their interest rates reset within the next 12 months, with a total of 97% expected to reset or prepay during the next 60 months.”

          MFA takes into account both coupon resets and expected prepayments when measuring the sensitivity of its MBS portfolio to changing interest rates. In measuring its assets-to-borrowing repricing gap (the “Repricing Gap”), MFA measures the difference between: (a) the weighted average months until coupon adjustment or projected prepayment on its MBS portfolio; and (b) the months remaining on its repurchase agreements applying the same projected prepayment rate and including the impact of interest rate swap agreements. Assuming a 25% CPR, the weighted average time to repricing or assumed prepayment for MFA’s MBS portfolio, as of December 31, 2006, was approximately 23 months and the average term remaining on its repurchase agreements, including the impact of interest rate swaps, was approximately 15 months, resulting in a Repricing Gap of approximately eight months. The prepayment speed on MFA’s MBS portfolio averaged 26.0% CPR during the fourth quarter of 2006.

          During the fourth quarter of 2006, the gross yield on MFA’s interest-earning assets was approximately 6.03%, while the net yield on interest-earning assets was reduced to 5.18%, primarily due to the cost of premium amortization on MFA’s MBS portfolio. The portfolio spread, which is the difference between MFA’s interest-earning asset portfolio net yield of 5.18% and its 5.10% cost of funds, was 0.08% for the fourth quarter of 2006. MFA’s costs for compensation and benefits and other general and administrative expense were $2.0 million for the quarter ended December 31, 2006. As of December 31, 2006, book value per share of common stock was $7.22.

          Stockholders interested in participating in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) or receiving a Plan prospectus may do so by contacting Mellon Investor Services, the Plan administrator, at 1-866-249-2610 (toll free). For more information about the Plan, interested stockholders may also go to the website established for the Plan at http://www.melloninvestor.com or visit MFA’s website at http://www.mfa-reit.com.

          MFA will hold a conference call on Friday, February 16, 2007, at 10:00 a.m. (New York City time) to discuss its fourth quarter 2006 financial results. The number to dial in order to listen to the conference call is (800) 762-6568 in the U.S. and Canada. International callers must dial (480) 248-5089. The replay will be available through Thursday, February 22, 2007 at 11:59 p.m., and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code: 863390. The conference call will also be webcast over the internet and can be accessed at http://www.mfa-reit.com through the appropriate link on MFA’s Investor Relations page or, alternatively, at http://www.ccbn.com. To listen to the call over the internet, go to the applicable website at least 15 minutes before the call to register and to download and install any needed audio software.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to use borrowings to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date they are made and MFA does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED BALANCE SHEETS

	At December 31,

	2006	2005

(In Thousands, Except Per Share Amounts)

Assets:

MBS, at fair value (including pledged assets of $6,065,021 and $5,394,144 at December 31, 2006 and 2005, respectively)	$6,340,668	$5,714,906

Cash and cash equivalents	47,200	64,301

Accrued interest receivable	33,182	24,198

Interest rate cap agreements, at fair value	361	2,402

Swap agreements, at fair value	2,412	3,092

Real estate	11,789	29,398

Goodwill	7,189	7,189

Prepaid and other assets	1,166	1,431

Total Assets	$6,443,967	$5,846,917

Liabilities:

Repurchase agreements	$5,722,711	$5,099,532

Accrued interest payable	23,164	54,157

Mortgages payable on real estate	9,606	22,552

Swaps, at fair value	1,893	—

Dividends payable	4,899	4,058

Accrued expenses and other liabilities	3,136	5,516

Total Liabilities	5,765,409	5,185,815

Commitments and contingencies

Stockholders’ Equity:

Preferred stock, par value $.01; series A 8.50% cumulative redeemable; 5,000 shares authorized; 3,840 shares issued and outstanding at December 31, 2006 and 2005 ($96,000 aggregate liquidation preference)	38	38

Common stock, par value $.01; 370,000 shares authorized; 80,695 and 80,121 issued and outstanding at December 31,2006 and 2005, respectively	807	801

Additional paid-in capital, in excess of par	776,743	770,789

Accumulated deficit	(68,637)	(52,315)

Accumulated other comprehensive loss	(30,393)	(58,211)

Total Stockholders’ Equity	678,558	661,102

Total Liabilities and Stockholders’ Equity	$6,443,967	$5,846,917

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS

	Three Months Ended December 31,		For the Year Ended December 31,

	2006	2005	2006	2005

(In Thousands, Except Per Share Amounts)	(Unaudited)

Interest and Dividend Income:
MBS income	$70,836	$57,708	$216,871	$235,798
Interest income on short-term cash investments	644	1,099	2,321	2,921

Total Interest Income	71,480	58,807	219,192	238,719

Interest Expense	62,114	48,499	181,922	183,833

Net Interest Income	9,366	10,308	37,270	54,886

Other Income/(Loss):
Other-than-temporary impairment on MBS	—	(20,720)	—	(20,720)
Net loss on sale of MBS	—	(18,364)	(23,113)	(18,354)
Revenue from operations of real estate	396	370	1,556	1,460
Miscellaneous other income, net	121	226	708	351

Total Other Income/(Loss)	517	(38,488)	(20,849)	(37,263)

Operating and Other Expense:
Compensation and benefits	1,191	1,106	5,725	5,505
Real estate operating expense	199	237	942	991
Mortgage interest on real estate	170	171	675	682
Other general and administrative expense	823	894	3,843	3,651

Total Operating and Other Expense	2,383	2,408	11,185	10,829

Income/(Loss) from Continuing Operations	7,500	(30,588)	5,236	6,794

Discontinued Operations:
Loss from discontinued operations, net	(64)	(15)	(198)	(86)
Prepayment penalties on mortgages satisfied	(577)	—	(712)	—
(Loss)/Gain on sale of real estate, net of tax	(408)	—	4,432	—

(Loss)/Income from Discontinued Operations	(1,049)	(15)	3,522	(86)

Net Income/(Loss) Before Preferred Stock Dividends	6,451	(30,603)	8,758	6,708
Less: Preferred Stock Dividends	2,040	2,040	8,160	8,160

Net Income/(Loss) Available to Common Stockholders	$4,411	$(32,643)	$598	$(1,452)

Earnings/(Loss) Per Share of common stock:
Earnings/(Loss) from continuing operations – basic and diluted	$0.07	$(0.40)	$(0.03)	$(0.02)
(Loss)/Earnings from discontinued operations – basic and diluted	(0.01)	—	0.04	—

Earnings/(Loss) per share of common stock– basic and diluted	$0.06	$(0.40)	$0.01	$(0.02)

Dividends declared per share of common stock	$0.060	$0.050	$0.210	$0.405